                                                                      Exhibit 11


                        OURPET'S COMPANY AND SUBSIDIARIES

                STATEMENT OF COMPUTATION OF NET (LOSS) PER SHARE

                                                    Three Months Ended                  Nine Months Ended
                                                       September 30,                      September 30,
                                                   2001             2000              2001              2000
                                                -----------------------------------------------------------------
 Income (loss) from continuing operations      $    170,271      $   (199,637)     $     16,475      $   (149,922)

 Preferred Stock dividend requirements              (25,206)          (25,136)          (74,795)          (74,863)
                                               ------------      ------------      ------------      ------------
 Income (loss) from continuing operations
    attributable to common stockholders        $    145,065      $   (224,773)     $    (58,320)     $   (224,785)
                                               ============      ============      ============      ============
 Weighted average number of common
    shares outstanding                           10,681,644        10,544,687        10,657,141        10,477,351
                                               ============      ============      ============      ============
 Income (loss) per common share from
    continuing operations                      $       0.01      $      (0.02)     $      (0.01)     $      (0.02)
                                               ============      ============      ============      ============
 Loss from operations of discontinued
    subsidiary                                 $         --      $      4,885      $         --      $    (53,650)
                                               ============      ============      ============      ============
 Loss per common share from
    operations of discontinued subsidiary      $         --      $         --      $         --      $      (0.01)
                                               ============      ============      ============      ============
 Loss on disposition of discontinued
    subsidiary                                 $         --      $     (1,220)     $         --      $   (122,597)
                                               ============      ============      ============      ============
 Loss per common share from
    disposition of discontinued subsidiary     $         --      $         --      $         --      $      (0.01)
                                               ============      ============      ============      ============
 Net income (loss)                             $    170,271      $   (195,972)     $     16,475      $   (326,169)

 Preferred Stock dividend requirements              (25,206)          (25,136)          (74,795)          (74,863)
                                               ------------      ------------      ------------      ------------
 Net income (loss) attributable to common
    stockholders                               $    145,065      $   (221,108)     $    (58,320)     $   (401,032)
                                               ============      ============      ============      ============
 Net income (loss) per common share            $       0.01      $      (0.02)     $      (0.01)     $      (0.04)
                                               ============      ============      ============      ============